Exhibit 99.1

FOR IMMEDIATE RELEASE	MEDIA CONTACT:
Yahaira Garcia-Perea
Marketing & Corporate Communications Manager
916-231-6703
YahairaGarcia-Perea@bankofmarin.com

Bank of Marin Bancorp to Webcast Q4 Earnings on
Monday, January 29, 2024, at 8:30 a.m. PT

NOVATO, CA - (January 5, 2024) - Bank of Marin Bancorp (Nasdaq: BMRC) will present its fourth quarter earnings call via webcast on Monday, January 29, 2024, at 8:30 a.m. PT/11:30 a.m. ET.

All interested parties are invited to listen to President and Chief Executive Officer Tim Myers and Executive Vice President and Chief Financial Officer Tani Girton discuss the Company's fiscal fourth quarter, which ended December 31, 2023. Changes in our earnings call schedule correspond to changes in the Board of Directors and Board Committee meeting calendars for 2024.

Investors will have the opportunity to listen to the webcast online through Bank of Marin’s website at www.bankofmarin.com under “Investor Relations.” To listen to the webcast live, please log on at least 15 minutes before the call to register and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at the same website location shortly after the call. Closed captioning will be available during the live webcast, as well as on the webcast replay.

About Bank of Marin Bancorp

Founded in 1990 and headquartered in Novato, Bank of Marin is the wholly owned subsidiary of Bank of Marin Bancorp (Nasdaq: BMRC). A leading business and community bank in Northern California. Bank of Marin has 27 retail branches and eight commercial banking offices located across 10 counties. Bank of Marin provides commercial banking, personal banking, and wealth management and trust services. Specializing in providing legendary service to its customers and investing in its local communities, Bank of Marin has consistently been ranked one the “Top Corporate Philanthropists" by the San Francisco Business Times and one of the “Best Places to Work” by the North Bay Business Journal. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and Nasdaq ABA Community Bank Index. For more information, go to www.bankofmarin.com.